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                                                                       EXHIBIT 5

                                  Ropes & Gray
                            One International Place
                       Boston, Massachusetts  02110-2624
                              Tel. (617) 951-7000


                                    January 14, 1997


Electric Fuel Corporation
885 Third Avenue
New York, New York 10022

     Re:  Registration Statement on Form S-8
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Gentlemen:

     This opinion is furnished to you in connection with a registration statement on Form S-8 (the "Registration Statement"), filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended, for the registration of 500,000 shares of common stock, $.01 par value (the "Shares"), of Electric Fuel Corporation (the "Company") issuable under the Company's 1995 Amended and Restated Non-Employee Director Stock Option Plan (the "Plan").

     We have acted as counsel for the Company in connection with the Plan and are familiar with the actions taken by the Company in connection herewith. For purposes of this opinion, we have examined copies of the Registration Statement, the Plan and such other documents as we have deemed appropriate.

     Based upon the foregoing, we are of the opinion that the Shares have been duly authorized and that when issued and sold in accordance with the terms of the Plan will have been validly issued and will be fully paid and non-assessable.

     We hereby consent to the filing of this opinion as part of the Registration Statement.

                         Very truly yours,


                         /s/ Ropes & Gray
                         -----------------------------
                         Ropes & Gray